NeuMedia, Inc. Completes Acquisition of Digital Turbine Group, LLC

Peter Adderton Appointed Chief Executive Officer
NeuMedia Completes Full Restructuring, Including $10 Million Financing
NeuMedia, Inc. Will Change Company Name to Mandalay Digital Group

Los Angeles, CA, January 4, 2012 – NeuMedia, Inc. (OTC BB: MNDL.OB), a leading global mobile data services provider, announced that it has completed its acquisition of Digital Turbine Group, LLC, the developer of Digital Turbine (DT), a technology platform that allows media companies, mobile carriers, and their OEM handset partners to take advantage of multiple mobile operating systems across multiple networks, while maintaining their own branding and personalized, one-to-one relationships with each end-user.

With the completion of this acquisition, Peter Adderton has been elected Chief Executive Officer of NeuMedia, Inc. A pioneer in the mobile digital media space, in 2000, Mr. Adderton founded Boost Mobile, one of the fastest growing brands in the mobile pre-paid category. Mr. Adderton has been the interim CEO of NeuMedia during the acquisition process. Mr. Adderton will also join the company’s Board of Directors. Peter Guber and Robert Ellin, each previously Co-Chairman of NeuMedia, have each been appointed Chairman and Executive Chairman, respectively, of the combined entity. In addition, NeuMedia, Inc. will change its company name to Mandalay Digital Group, and the stock symbol of Mandalay Digital will remain OTC: MNDL.

“I am very excited with the completion of the acquisition of Digital Turbine and my election as CEO of NeuMedia,” Mr. Adderton commented. “This is just the beginning of our efforts to roll-up the mobile content space, and investors should view this as a testament to our commitment to continue this strategy”

“This acquisition completes a major milestone in positioning NeuMedia as a truly comprehensive content player in the mobile space,” stated Robert Ellin, Executive Chairman of NeuMedia. “Digital Turbine broadens the company’s asset base and enhances our offerings for carriers, original equipment manufacturers, advertisers, content providers and publishers. With Peter now fully at the helm and with one of the most experienced advisory boards in the media industry supporting him and his management team, NeuMedia is set to become one of the strongest mobile distribution channels for our carrier and OEM partners.”

In addition, NeuMedia has finalized the restructuring of its capital structure. On December 29, 2011, NeuMedia completed a $10 million financing, including a $3 million commitment to convert former debt into equity in this round, and leaving the Company with no short term debt obligations. To date, over $40 million in debt has been either retired or converted to equity; the company has settled all legacy liabilities; and it has preserved Net Operating Loss carry forwards in excess of $60 million to offset future earnings.

“We are now a new company in a new age,” commented Peter Guber, Chairman of NeuMedia. “With Peter Adderton and his team in place, we look to him to fully develop the mobile distribution channel for NeuMedia, now Mandalay Digital. We believe that mobile will ultimately be the largest channel for media distribution, and our world-class media and entertainment experience in content, TV, film, music, sports, digital mobile should prove invaluable as we expand that channel. We believe the Digital Turbine transaction will accelerate NeuMedia in its current growth strategy of consolidating the highly-fragmented mobile content space.”

Conference Call
A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Thursday, January 5th, 2012 to discuss the acquisition of Digital Turbine. Dial-in information for the call will be released after the close today.

About NeuMedia, Inc.
NeuMedia is at the convergence of internet media content and mobile communications. It delivers a mobile services platform that works with mobile operators and third-party publishers to provide portal management, user interface, content development and billing technology that enables the responsible distribution of mobile entertainment. NeuMedia is headquartered in Los Angeles and has offices in Europe and Latin America to support global sales and marketing. For additional information, visit www.neumediainc.com.

Forward Looking Statement
Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.